Exhibit 99.1

Contacts:	Kraft Heinz Media Team	Anne-Marie Megela (investors)
	media@kraftheinz.com	Anne-Marie.Megela@kraftheinz.com

Kraft Heinz Announces Three New Members of Its Board of Directors

New Independent Directors bring significant expertise in consumer-focused industries and organizational transformation – key capabilities as Company prepares to separate into two industry-leading companies

PITTSBURGH & CHICAGO – Oct. 22, 2025 – The Kraft Heinz Company (Nasdaq: KHC) (“Kraft Heinz” or “the Company”) announced today that L. Kevin Cox, Mary Lou Kelley, and Tony Palmer have been appointed to join its Board of Directors (“Board”), effective Oct. 22, 2025.

“We are thrilled to welcome Kevin, Mary Lou, and Tony to our Kraft Heinz Board of Directors –
especially at such a critical time in our Company’s transformation,” said Miguel Patricio, Executive Chair of the Board of Directors of Kraft Heinz. “Each of them brings extensive senior management expertise from complex, large-scale corporations, as well as other board experience. Their combined decades of insight and experience will be incredibly valuable as we deliver on our core business and prepare to separate Kraft Heinz into two industry-leading companies.”

L. Kevin Cox has been a highly regarded Human Resources leader for more than three decades, bringing valuable experience leading large-scale, complex change at some of the world’s largest corporations. He now provides strategic consulting services through his own firm, LKC Advisory LLC, focusing on executive leadership development, organizational culture transformation, and talent management strategies to drive performance and growth.

Kevin joined GE prior to its spinoff into three separate companies focused on healthcare, energy, and aerospace, serving as Senior Vice President and Chief Human Resources Officer from 2019 to 2023. Toward the end of his tenure, he served as both CHRO of GE and Chief Administrative Officer at GE Aerospace from 2023 to 2024. From 2005 to 2019, he served as the Chief Human Resources Officer for American Express. Prior to that, Kevin held a range of roles at the Pepsi Bottling Group, Inc., ultimately serving as its Executive Vice President. With expertise that lies at the intersection of strategy, talent, and culture, he previously served as a director of Kraft Foods Group, Inc. from 2012 to 2015 and as Chair of the Compensation Committee during 2014 and 2015. He also served as a director at The Kraft Heinz Company from 2015 to 2016.

Mary Lou Kelley brings exceptional retail, e-commerce, and brand marketing leadership experience to the Board, most recently serving as President, E-Commerce, for Best Buy Co., Inc. from 2014 to 2017, where she led its online business as well as its digital and technology strategy and execution. Before joining Best Buy, she was Senior Vice President, E-Commerce, at Chico’s FAS, where she led this function for the company’s three apparel brands. She held various leadership roles at L.L. Bean, ultimately serving as Vice President, Retail Real Estate and Marketing. A respected leader in retail, e-commerce, and technology for over 25 years, Mary Lou has transitioned to board work since 2017, leveraging her extensive experience in the worlds of e-commerce, digital, and operating and commercial expertise to help shape companies’ overall strategy and to transform customer experiences. She currently serves as a director at Yeti, an outdoor products company, and as a director of Finning International, which sells, rents, and provides parts and services for equipment and engines to customers in various industries.

Tony Palmer has broad-based consumer packaged goods experience and a record of accelerating growth and profitability at leading consumer brands. He also brings expertise in product innovation and marketing, and international operations. Currently an Operating Partner at One Rock Capital Partners LLC, Tony is incredibly knowledgeable about consumer goods and driving growth through strategic initiatives. He held a range of senior leadership positions at Kimberly-Clark, including President, Global Brands and Innovation, and Chief Marketing Officer. Tony brings strong global experience from the Kellogg Company, where he was Managing Director of the UK and Ireland Cereal and Healthy Snacks business and served as President, Natural and Frozen Foods, Warehouse Club, and as its Vice President, Innovation. At The Coca-Cola Company, he was Vice President and Managing Director for Kids Beverages and Minute Maid, ultimately serving as Regional Director, Australasia for Coca-Cola Amatil. Tony currently serves as a director of Brambles, a supply chain logistics company, and previously served as a director for 14 years at The Hershey Company.

“Kevin, Mary Lou, and Tony will be tremendous assets to the Board and partners to the Kraft Heinz Executive Team,” said Carlos Abrams-Rivera, Chief Executive Officer and Board Member at Kraft Heinz. “Their expertise across CPG, retail, and e-commerce space – as well as in organizational transformation – will complement the broad, deep, and diverse experience of our other directors. This is especially important as we focus on driving performance within our existing business, while simultaneously separating into two independent, publicly traded companies.”

To learn more about Kraft Heinz, visit www.kraftheinzcompany.com.

L. Kevin Cox

Mary Lou Kelley

Tony Palmer

ABOUT THE KRAFT HEINZ COMPANY

We are driving transformation at The Kraft Heinz Company (Nasdaq: KHC), inspired by our Purpose, Let's Make Life Delicious. Consumers are at the center of everything we do. With 2024 net sales of approximately $26 billion, we are committed to growing our iconic and emerging food and beverage brands on a global scale. We leverage our scale and agility to unleash the full power of Kraft Heinz across a portfolio of eight consumer-driven product platforms. As global citizens, we're dedicated to making a sustainable, ethical impact while helping feed the world in healthy, responsible ways. Learn more about our journey by visiting www.kraftheinzcompany.com or following us on LinkedIn.